Exhibit 3.1

AGREEMENT FOR OPERATIONS AND MAINTENANCE SERVICES
THIS AGREEMENT (the "Agreement") is dated the 27th day of November, 2018 (the "Effective Date") and made between Las Vegas Xpress, Inc., a Nevada corporation, with a principal place of business at 9480 S. Eastern Avenue, Suite 205, Las Vegas, Nevada, 89123 ("LVX"), and First Transit, Inc., a Delaware corporation and a subsidiary of FirstGroup Plc,, with a principal place of business at 600 Vine Street, Suite 1400, Cincinnati, Ohio 45202 ("First Transit").
RECITALS
WHEREAS, LVX is planning to provide an excursion passenger rail service between San Bernardino and Las Vegas (the "X Train"); and
WHEREAS, LVX has selected First Transit to operate the X Train and provide equipment maintenance services related thereto; and
WHEREAS, LVX and First Transit have agreed to set out herein their mutual rights and obligations in connection with the provision by First Transit of the operating and maintenance services for the X Train, in accordance with the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LVX and First Transit undertake and agree as follows:
1.	DEFINITIONS
1.1 In this Agreement (including all Exhibits hereto) defined terms shall have the meanings assigned to them in Exhibit 1 (Definitions), unless otherwise defined in context, or the context clearly requires otherwise.
1.2 The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement.
1.3 Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders.  Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and plural.
2.	ORDER OF PRECEDENCE
In the event of an inconsistency or conflict in any of the terms and conditions, requirements or provisions contained in this Agreement (including all Exhibits hereto), the inconsistency shall be resolved by giving precedence, in descending order, to the following: (i) Change in Law Notices; (ii) Change in Condition Notices; (iii) Service Changes; (iv) amendments to this Agreement; and (v) this Agreement (including all Exhibits hereto).

3.	TERM
This Agreement shall commence on the Effective Date and shall continue for ten (10) years after the Services Commencement Date or until terminated pursuant to the provisions of Section 11 (Termination) (the "Term").  The Term may be extended by mutual written agreement for two (2) additional five (5)-year periods.
4.	REPRESENTATIONS AND WARRANTIES
Each Party represents and warrants that:
4.1 Corporate Power.  It is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and that it has full corporate power to own, lease, and operate its properties and assets, to conduct its business as such business is currently being conducted, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.
4.2 Authority.  This Agreement has been duly authorized, executed and delivered by the Party and constitutes the valid and binding obligation of the Party, enforceable against the Party in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.
4.3 No Breaches.  Neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, or material agreement (subject to any applicable required consent), or Applicable Law.  Each Party further represents and warrants that no approval or authorization is required for the execution and delivery of this Agreement by the Party that has not already been obtained.
4.4 Compliance with Applicable Law.  Neither the Party, nor to the Party's knowledge, any Subcontractor, has been charged with or is in material violation of any Applicable Law governing the operation of its business, which has had or could have a material adverse effect on the performance of its obligations under this Agreement.
4.5 Permits and Approvals.  The Party shall maintain, and cause each Subcontractor to maintain, all required consents, approvals, licenses and permits from Governmental Authorities necessary for the performance of its obligations under this Agreement.
4.6 No Litigation.  There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or, to the Party's knowledge, any investigation by) any Governmental Authority, pending or contemplated by the Party, or to the Party's knowledge, pending or contemplated by any Subcontractor, or threatened against the Party or to the Party's knowledge, any Subcontractor, which has or could have a material adverse effect on the performance of its obligations under this Agreement.

5.	PERFORMANCE OBLIGATIONS
5.1 LVX shall issue a written notice to proceed with the Services ("Notice to Proceed"), upon the satisfaction of all the conditions precedent set forth in Exhibit 2 (Conditions).
5.2 First Transit shall commence performance of the Services set forth in Exhibit 3 (Scope of Services) in a good and workmanlike manner on the date on which LVX provides First Transit with the Notice to Proceed, or the six-month anniversary of the Effective Date, whichever is earlier ("Services Commencement Date").
5.3 LVX shall provide information as reasonably required by First Transit in order for First Transit to render the Services and complete its obligations hereunder.
5.4 Each Party shall perform its obligations at all times in accordance with Applicable Law and promptly comply with any specific instructions or directions given by any Governmental Authority.
5.5 Each Party shall cooperate with the other Party and act reasonably and in good faith in the performance of its obligations and exercise of its rights pursuant to this Agreement.
5.6 LVX shall not permit any other person or entity to operate (i) passenger service of any kind or character under its operating rights to run the X Train over tracks owned by BNSF and UPRR or seek additional passenger train access rights from BNSF or UPRR on the same rail lines or (ii) the locomotive(s) and passenger cars used in the Service.
6.	PAYMENT
6.1 LVX shall pay First Transit for the performance of the Services in accordance with Exhibit 4 (Payments) and Exhibit 5 (Changes).
6.2 In the event that First Transit (i) fails to provide a crew for a scheduled trip or the locomotive(s) and passenger cars cannot run on a scheduled trip solely due to a failure to provide maintenance and cleaning of the locomotive(s) and passenger cars, one-quarter of the proposed monthly revenue shall be deducted from the following month's payment in accordance with Exhibit 4 (Payments).
7.	CHANGES
7.1 LVX may issue Service Change Requests for changes within the general scope of this Agreement (each, a "Service Change"), in accordance with the provisions of Exhibit 5 (Changes).  In addition to changes in the general scope of service, any requirement for First Transit to perform in excess of one (1) round trip per week shall be deemed a Service Change, requiring the issuance of a Service Change Request.  No Service Change Request will be implemented unless the Parties agree on payment and other terms.
7.2 Each Party shall use reasonable efforts to notify the other Party of a proposed or actual implementation of a Change in Law or Change in Condition at least 60 days before the Change in Law or Change in Condition, as applicable, is likely to occur, in accordance with the provisions of Exhibit 5 (Changes).  Notice of a Change in Law or Change in Condition shall otherwise be provided as soon as reasonably practicable.

8.	SUBCONTRACTING
First Transit has the right to subcontract any element of the Services other than on-board crews on UPRR or BNSF property to any Subcontractors.  Any subcontracting of the Services to a Subcontractor shall not release First Transit from its obligations under this Agreement.
9.	INSURANCE
The Parties will carry and maintain, throughout the Term all insurance required pursuant to and in accordance with the provisions of Exhibit 6 (Insurance).
10.	LIABILITY AND INDEMNIFICATION
10.1 No Fault.  Except as otherwise expressly provided in Section 10.6, the responsibility for Losses allocated to each Party under this Section 10 (Liability and Indemnification) is without regard to fault, failure, negligence, misconduct, malfeasance or misfeasance of either Party or its employees, agents or servants.
10.2 Scope.  The allocation of responsibility for Losses under this Section 10 (Liability and Indemnification) applies to Losses arising out of the X Train operations or the Services.
10.3 Employees.  Losses arising out of personal injury (including bodily injury and death) to an employee of either Party, or property damage directly suffered by an employee of either Party, or damage to the property of either Party shall be the responsibility of and borne and paid solely by that Party, through workers' compensation insurance or otherwise, regardless of the cause of such Loss or the fault of either Party.
10.4 Invitees of Either Party.  Losses arising out of personal injury (including bodily injury and death) to, or property damage suffered by, a subcontractor of either Party (including UPRR and BNSF in the case of LVX), or an invitee of either Party (including X Train passengers in the case of LVX) shall be the responsibility of and borne and paid solely by that Party regardless of the cause of such Loss or the fault of either Party.
10.5 Other Persons or Property.  Losses not covered by Sections 10.3 or 10.4, including trespassers and occupants or users of grade crossings, stations, storage facilities or maintenance facilities shall be the responsibility of and borne and paid solely by LVX regardless of the cause of such Loss or the fault of either Party.
10.6 Excluded Conduct.  "Excluded Conduct" shall mean conduct by a supervisory level or higher employee of one of the parties that actually results in a final award of exemplary or punitive damages.  Neither Party shall be obligated to indemnify the other Party for any Loss resulting from the other Party's Excluded Conduct.  A Party that is found to have engaged in Excluded Conduct shall be responsible for and bear the Loss in proportion to its relative degree of fault and be responsible for and bear all exemplary or punitive damages, if any, resulting from its Excluded Conduct. If a Party asserts that the other was guilty of Excluded Conduct and denies liability for indemnification of the other Party based thereon, the Party asserting such Excluded Conduct shall have the burden of proof in establishing such conduct.

10.7 Indemnification.  In any case where a Party is required under the provisions of this Section 10 (Liability and Indemnification) to bear a Loss, it shall pay, satisfy and discharge such Loss and all judgments that may be rendered by reason thereof and all costs, charges and expenses incident thereto, and such Party shall forever indemnify, defend and hold harmless the other Party and its commissioners, trustees, directors, officers, agents, employees, shareholders, parent corporations and affiliated companies, or governmental entities from, against and with respect to any and all Losses which arise out of or result from the incident giving rise thereto.
10.8 Unenforceability.  If any of the provisions of this Section 10 (Liability and Indemnification) would otherwise be prohibited by or unenforceable, the indemnity provided by such provision shall be deemed to be limited to and operative only to the maximum extent permitted by law.  Without limitation, if it is determined by a final judgment of a court that any law or public policy prohibits the indemnification of a Party for its own sole negligence in any instance covered by the provisions of this Section 10 (Liability and Indemnification), those provisions shall be deemed to exclude indemnification for such Party's sole negligence but to permit full indemnification, as specified in this Section 10 (Liability and Indemnification), if both parties were negligent.
10.9 Claims Procedure.
(a) If any claim or demand (short of a lawsuit) shall be made by any person against an indemnified Party under this Section 10 (Liability and Indemnification), the indemnified Party shall, within 10 days after actual notice of such claim or demand, cause written notice thereof to be given to the indemnifying Party, provided that failure to notify the indemnifying Party shall not relieve the indemnifying Party from any liability which it may have to the indemnified Party under this Section 10 (Liability and Indemnification), except to the extent that the rights of the indemnifying Party are in fact prejudiced by such failure.  If the Party so notified is liable therefor under this Agreement, then, to the extent of such liability, such Party shall defend, indemnify and save harmless the Party so sued from Losses in accordance with the liability allocations set forth in this Agreement.
(b) The indemnifying Party shall have the right, at its sole cost and expense, to control (including the selection of counsel reasonably satisfactory to the indemnified Party) or to participate in the defense of, negotiate or settle, any such claim or demand, and the parties agree to cooperate fully with each other in connection with any such defense, negotiation or settlement.  In any event, the indemnified Party shall not make any settlement of any claims or demands which might give rise to liability on the part of the indemnifying Party under this Section 10 (Liability and Indemnification) without either providing the indemnifying Party with a full release with respect to such liability or obtaining the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If any claim or demand relates to a matter for which both parties have responsibility, each Party shall be entitled to select its own counsel and defend itself against the claim or demand at its sole cost and expense, and neither Party shall make any settlement of any such claim or demand without giving the other Party reasonable prior notice of the proposed settlement.

(c) In the event any lawsuit is commenced against either Party for or on account of any Loss for which the other Party may be solely or jointly liable under this Agreement, the Party thus sued shall give the other Party timely written notice of the pendency of such action, and thereupon the Party so notified may assume or join in the defense thereof.  Neither Party shall be bound by any judgment against the other Party unless it shall have been so notified and shall have had reasonable opportunity to assume or join in the defense of the action.  When so notified and the opportunity to assume or join in the defense of the action has been afforded, the Party so notified shall, to the extent of its liability under this Agreement, be bound by the final judgment of the court in such action.
(d) Subject to the provisions of Section 10.5(a), on each occasion that the indemnified Party is entitled to indemnification or reimbursement under this Section 10 (Liability and Indemnification), the indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement.  If the indemnified Party is entitled to indemnification under this Section 10 (Liability and Indemnification) and the indemnifying Party does not elect to control any legal proceeding in connection therewith, the indemnifying Party shall pay to the indemnified Party an amount equal to the indemnified Party's reasonable legal fees and other costs and expenses arising as a result of such proceeding.
10.10 No Limitation on Risk Allocation.  The provisions of this Section 10 (Liability and Indemnification) shall apply notwithstanding the provisions of Section 9 (Insurance).  The terms of this Section 10 are not intended to limit and should not be construed to limit the terms of the insurance policies that provide coverage to either Party.  In no event shall the indemnification provisions of this Section 10 (Liability and Indemnification) be limited to the insurance coverage required under Section 9 (Insurance).
11.	TERMINATION
11.1 Termination for Convenience.  Either Party may terminate this Agreement for convenience upon not less than 180 days prior written notice to the other Party.
11.2 Termination for Cause.  If either Party violates any of the covenants or duties imposed upon it by this Agreement, such violation shall entitle the other Party to terminate this Agreement in accordance with the following procedure.  The non-defaulting Party shall give the defaulting Party 30 days' written notice of default and the opportunity to remedy the violation.  If at the end of such 30-day default notice period, the Party notified has not remedied the violation, the non-defaulting Party may terminate this Agreement within 10 business days following the last day of the 30-day default notice period, provided the effective date of the termination shall not be less than 15 business days after the notice of termination.  If the non-defaulting Party does not provide the notice of termination within 10 business days following the last day of the 30-day default notice period, the default notice shall be deemed rescinded.
11.3 Bankruptcy.  If either Party files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, then the other Party may immediately terminate this Agreement effective on 15 business days' notice.

11.4 Force Majeure.  In the event First Transit is unable to provide the Services as specified in this Agreement because of any act of God, civil disturbance, fire, riot, war, terrorism, picketing, strike, labor dispute, labor shortages, governmental action or any other condition or cause beyond First Transit's control, LVX shall excuse First Transit from performance under this Agreement.
11.5 Non-waiver.  Any termination pursuant to this Section 11 (Termination) shall not constitute a waiver by either Party of its rights to damages or other remedies in accordance with, or related to, this Agreement.  Similarly, the waiver by a Party of any single remedy shall not constitute a waiver of that Party's right to assert all other legal remedies available to the Party under the circumstances, including any termination rights set forth in this Agreement.
12.	DISPUTE RESOLUTION
12.1 The Parties shall negotiate in good faith in an attempt to resolve any dispute that may arise under this Agreement.  Disputes that cannot be resolved by negotiation shall be submitted to mediation using a mutually agreed upon mediator.  In the absence of an agreement on a mediator, each Party shall select a temporary mediator and those mediators shall jointly select the permanent mediator.  If mediation is not successful, the Parties may pursue their remedies as they choose.  Nothing in this Agreement shall be deemed to prevent the parties from agreeing in the future to submit a dispute to arbitration.
12.2 During the pendency of any dispute between the Parties, the respective obligations of the Parties under this Agreement, to the extent that they are the subject of any such dispute, shall continue to the same extent, and in the same manner and form, as existed prior to any such dispute.
13.	MISCELLANEOUS
13.1 Applicable Law.  This Agreement shall be subject to and governed by and interpreted and construed in accordance with the laws of the State of Nevada.
13.2 Confidential Information.  First Transit hereby agrees to continue to honor its obligations under the Confidentiality Agreement previously entered into with LVX.
13.3 Notices.  All notices given, or that may be required, shall be in writing, and shall be sent to the Parties hereto, by registered or certified mail, return receipt requested, by courier service, or by email (with a copy of such email and proof of transmission thereof sent via one of the methods of delivery set forth above), and shall be deemed to have been given when received by the Party to whom addressed.  Notices shall be addressed to the Parties at the addresses set forth below.  Either Party may change its address for notice by delivering notice of such change to the other Party in accordance with the foregoing, which change of address shall be effective five days after notice is received.

If to LVX:
Joseph A. Cosio-Barron
President
Las Vegas Xpress, Inc.
9480 South Eastern Avenue
Las Vegas, NV 89123

If to First Transit:
Gregg Baxter
First Transit, Inc.
SVP, Rail and Emerging Technologies
600 Vine Street, Suite 1400
Cincinnati, OH 45202

With a copy to:
General Counsel
First Transit, Inc.
600 Vine Street, Suite 1400
Cincinnati, OH 45202

13.4 Assignment.  This Agreement shall be binding on and inure to the benefit of the Parties thereto, their successors and their legal representatives.  Neither of the Parties shall assign this Agreement, or any interest or right therein, without the prior written consent of the other Party, except that both Parties shall have the right to assign the Agreement to an affiliated entity.
13.5 No Third Party Beneficiaries.  Nothing in this Agreement shall be deemed to create any right in any person not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of a third party.
13.6 Entire Agreement.  This Agreement constitutes the complete and entire agreement between the Parties.  If any provisions shall be declared invalid, the remainder thereof shall remain in full force and effect.  This Agreement supersedes all prior agreements and/or understandings, whether written or oral, between the Parties.
13.7 Amendments.  No amendment, change, or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the Parties hereto by their duly authorized representatives.
13.8 Severability.  If any clause or provision of this Agreement is illegal or unenforceable under present or future laws, then such clause or provision shall be deemed separable and shall not affect the validity of any other provision.
13.9 Non-Waiver.  The mention in this Agreement of any particular remedy shall not preclude LVX or First Transit from any other remedy LVX or First Transit might have, either in law or in equity.  The failure of LVX or First Transit to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Agreement shall not be construed as a waiver or a relinquishment thereof for the future.  The receipt and acceptance by First Transit of any Annual Fee, or the payment of same by LVX, with knowledge of the breach of any covenant contained in this Agreement shall not be deemed a waiver of such breach.

13.10 Counterparts.  This Agreement may be executed in counterparts, each of which, when taken together, shall be construed as one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission or telecopy shall be effective as delivery of a manually executed counterpart.
13.11 Employee Supervision. First Transit shall be responsible for hiring/discharging, directing, controlling, supervising and disciplining all personnel employed by First Transit to perform its obligations hereunder.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, LVX and First Transit have executed this Agreement in duplicate as of the day and year first written above.

LAS VEGAS XPRESS, INC.
By:            /s/ Michael Barron
Michael A. Barron, CEO
FIRST TRANSIT, INC.
By:            /s/ Bradley Thomas
Bradley Thomas, President

Exhibit 1
 Definitions
As used in this Agreement, including in all Exhibits hereto, the following terms shall have the following respective meanings, unless the context clearly requires otherwise.
"Agreement" means this Operating Agreement, including all sections, Exhibits hereto, as the same may be amended, modified, supplemented, renewed, replaced or restated from time to time by the Parties.
"Annual Fee" means the amount that LVX agrees to pay First Transit each Contract Year for the performance of the Services, as set forth in Exhibit 4 (Payments), subject to adjustment in accordance with the provisions of Exhibit 4 (Payments) and Exhibit 5 (Changes).
"Applicable Law" means all statutes, ordinances, by-laws, codes, rules, rulings, regulations, restrictions, orders, judgments, decrees, writs, judicial or administrative interpretations and injunctions, whether now or hereafter enacted, promulgated or issued by any Governmental Authority affecting this Agreement, the X Train, the Services, the Property, Personnel or First Transit, or the ownership, construction, development, maintenance, management, repair, use, occupancy, possession or operation of any of the foregoing.
"BNSF" means the BNSF Railway Company.
"Change" means a Service Change, a Change in Law, or a Change in Condition.
"Change in Condition" means the occurrence of unusual circumstances, such as changes in state or federal taxes, laws or specifications, increased insurance or surety premiums or any other condition which causes any of First Transit's operating costs under this Agreement.
"Change in Condition Notice" is a written notification of a proposed or actual implementation of a Change in Condition issued in accordance with Exhibit 5 (Changes).
"Change in Law" means the occurrence of any of the following: (i) the adoption or taking effect of any Applicable Law, (ii) any change in any Applicable Law, or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, in all cases that directly relate to and have a direct effect on the provision of the Services and not including any judgment, or judicial or administrative order or consent decree, or modification of the same, that results from First Transit's failure to properly perform the Services in accordance with the provisions of this Agreement.
"Change in Law Notice" is a written notification of a proposed or actual implementation of a Change in Law issued in accordance with Exhibit 5 (Changes).
"Contract Year" means each one-year period, consisting of 12 calendar months, commencing on the Services Commencement Date.
"Effective Date" has the meaning set out in the preamble.
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"First Transit" means First Transit, Inc., including its directors, officers, employees and duly authorized agents and representatives.
"Governmental Authority" means any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.
"Loss" or "Losses" means all losses, damages, claims, demands, costs, liabilities, judgments, fines, fees (including, without limitation, reasonable attorneys' fees) and expenses (including, without limitation, costs of investigation, defense expenses at arbitration, trial or appeal and without institution of arbitration or suit, and, with respect to damage or destruction of property, cleanup, repair and replacement expenses) of any nature arising from or in connection with death of or injury to persons including, without limitation, bystanders, invitees, employees or tenants of the parties, or damage to or destruction of property, including, without limitation, property owned by either of the parties or their tenants, in connection with the Services.
"LVX" means the Las Vegas Xpress, Inc., including its directors, officers, employees and duly authorized agents and representatives.
"Notice to Proceed" has the meaning set forth in Section 5 (Performance Obligations).
"Party" means either LVX or First Transit, and "Parties" means both LVX and First Transit.
"Person" means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization, or other entity recognized as legally distinct for any purpose, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.
"Personnel" means all employees who are hired by First Transit, and all other employees directly engaged by First Transit to perform any of the Services, but not including Subcontractors.  As used in this Agreement, unless otherwise noted, the term "employee(s)" means "Personnel".
"Property" means those property, locomotives, rail passenger cars, and non-revenue rolling stock that are owned or controlled by LVX and made available for use by First Transit in the performance of this Agreement.
"Service Change" has the meaning set forth in Section 7 (Changes).
"Service Change Request" is a written request to implement a Service Change issued in accordance with Exhibit 5 (Changes).
"Services Commencement Date" has the meaning set forth in Section 5 (Performance Obligations).
"Services" means the services described in Exhibit 3 (Scope of Services).
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"Subcontractor" means any subcontractor, supplier, vendor or other Person contracted by a Party to perform a portion of its obligations under this Agreement.
"Term" has the meaning set forth in Section 3 (Term).
"Termination Date" means the earlier to occur of the expiry of the Term or the date that this Agreement is terminated pursuant to Section 11 (Termination).
"UPRR" means the Union Pacific Railroad.
"X Train" means the passenger trains owned by LVX and used by First Transit in the provision of the Services.
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Exhibit 2
 Conditions
1.	FIRST TRANSIT SERVICES TO LVX PRIOR TO NOTICE TO PROCEED
1.1 Unless Notice to Proceed is issued before January 1, 2019, LVX shall pay First Transit the cost-plus mobilization fee set forth in Exhibit 7 (Cost-plus Mobilization Fee) from that date until the issuance of Notice to Proceed.
2.	LVX CONDITIONS PRECEDENT TO NOTICE TO PROCEED
2.1 Prior to issuance of the Notice to Proceed, LVX shall satisfy each of the conditions precedent set forth below (except to the extent waived by First Transit):
(a) LVX has secured the necessary rights, equipment and facilities for First Transit's performance of the Services, including the following:
(i) securing operating rights to run the X Train over tracks owned by BNSF and UPRR;
(ii) obtaining the capability to operate train equipment safely and in conformity with safety instructions and directions given by any Governmental Authority; and
(iii) purchasing or leasing appropriate locomotive and passenger cars designed to move passengers over the route in comfort;
(b) LVX has secured personnel and any equipment and supplies necessary to conduct the on-board services described in Exhibit 8 (LVX On-Board Personnel, Equipment & Supplies);
(c) LVX has received notification from First Transit that it has reviewed and is reasonably satisfied with LVX's operating rights agreements with BNSF and UPRR;
(d) All corporate and other proceedings of LVX necessary in connection with the transactions contemplated by this Agreement, and all documents and instruments incidental thereto, shall be satisfactory in form and substance to First Transit;
(e) The representations and warranties of LVX set forth in Section 4 (Representations and Warranties) shall be true and correct in all material respects as of the Effective Date and as of the date of issuance of the Notice to Proceed; and
(f) LVX shall have secured all insurance required in Exhibit 6 (Insurance) and provided certificates for the policy or policies to First Transit.
3.	FIRST TRANSIT CONDITIONS PRECEDENT TO NOTICE TO PROCEED
3.1 Prior to issuance of the Notice to Proceed, First Transit shall satisfy each of the conditions precedent set forth below (except to the extent waived by LVX):
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(a) All insurance required to be carried by or on behalf of First Transit as of the date of issuance of the Notice to Proceed, in accordance with the provisions of Exhibit 6 (Insurance), shall be in full force and effect, and copies of the required certificates shall have been provided to LVX, in accordance with the provisions of Exhibit 6 (Insurance);
(b) All corporate and other proceedings of First Transit necessary in connection with the transactions contemplated by this Agreement, and all documents and instruments incidental thereto, shall be satisfactory in form and substance to LVX; and
(c) The representations and warranties of First Transit set forth in Section 4 (Representations and Warranties) shall be true and correct in all material respects as of the Effective Date and as of the date of issuance of the Notice to Proceed.
4.	LVX CONDITIONS SUBSEQUENT TO NOTICE TO PROCEED
4.1 Following issuance of the Notice to Proceed, LVX shall satisfy each of the conditions subsequent set forth below (except to the extent waived by First Transit):
(a) LVX has secured the necessary rights and facilities for First Transit's performance of the Services, including the following:
(i) a lease for storage and maintenance in Las Vegas; and
(ii) a lease, license or contract for storage and maintenance in San Bernardino; and
(b) LVX shall have received notification from First Transit that it has inspected the locomotive(s) and passenger cars designated for the Service and is satisfied in all respects with such equipment.
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Exhibit 3
 Scope of Services
1. First Transit will provide an operating crew for one (1) weekly round trip between San Bernardino and Las Vegas in accordance with a schedule negotiated between the Parties.
2. First Transit will provide maintenance, cleaning, services related to storage, and movement of the locomotive(s) and passenger cars to and from storage before and after operations, all in accordance with a schedule negotiated between the Parties.
3. First Transit will provide an operating crew, and maintenance, cleaning, services related to storage, and incidental movement of and for the locomotive(s) and passenger cars, for other specially operated trains for specific events if First Transit and LVX agree on additional compensation therefor.
4. First Transit will hire and discharge Personnel to perform such Services.  LVX shall have the right to request the removal of any employee who, in LVX's sole discretion, is deemed unsuitable for the performance of such Services, provided that such request is made in writing, stating the reasons therefore and with supporting documentation, and provided further that such request does not violate Applicable Law.  Unless prohibited by Applicable Law, LVX shall indemnify, defend, and hold First Transit harmless from and against all claims, expenses, or liabilities by or to a removed First Transit employee arising from the removal of that employee based on the LVX's request.

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Exhibit 4
 Payments
LVX shall pay one twelfth of the Annual Fee to First Transit ten (10) days before the first day of each month. The Annual Fee for each year of the Agreement is set forth below.  Pricing herein assumes one (1) round trip per week.  A Service Change Request will be required in the event that round trips exceed one (1) per week.  Except as set forth in Section 6.2, LVX shall not be entitled to repayment or a credit from First Transit if it operates less than one (1) round trip per week.

First Transit - Las Vegas Xpress, Inc. Price Summary

	Year 1	Year 2	Year 3	Year 4	Year 5
Annual Fee	$1,875,219	$1,945,822	$2,019,421	$2,096,506	$2,176,158

The annual fee for years six (6) through ten (10) of the Term shall be negotiated by the parties and set forth in an amendment to this agreement not less than two hundred and ten (210) calendar days prior to the end of year five (5) of the Term.
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Exhibit 5
 Changes
1.	PURPOSE
LVX and First Transit will consult on a regular basis concerning the Services requirements of LVX.  Changes shall be implemented in accordance with the provisions of this Exhibit 5 (Changes).
2.	SERVICE CHANGE NOTICE
2.1 LVX may request that First Transit implement a Service Change by issuing a Service Change Request, describing the Service Change in reasonable detail, including the date on which the Service Change would commence.
2.2 Within 15 days of its receipt of a Service Change Request, First Transit shall provide LVX with a written statement as to the anticipated impact of the Service Change on the performance of the Services, including a detailed description of any changes to this Agreement and any Annual Fee adjustment that First Transit considers necessary.
2.3 The Parties shall then negotiate in good faith regarding the Service Change Request.
2.4 If the Parties agree to implement a Service Change, First Transit shall implement the Service Change pursuant to the schedule established by the Parties.
3.	CHANGE IN LAW NOTICE
3.1 Each Party shall issue a Change in Law Notice in accordance with the time periods specified in Section 7 (Changes), describing the proposed or actual Change in Law in reasonable detail, including the date on which the Change in Law will or has become effective.  In addition, each Change in Law Notice shall also detail the anticipated impact of the Change in Law on the performance of the Services, including a detailed description of any changes to this Agreement and any Annual Fee adjustment, that the notifying Party reasonably considers necessary to implement the Change in Law.
3.2 The Parties shall then negotiate in good faith regarding the implications of the Change in Law.
3.3 Notwithstanding the pendency of any negotiations or dispute resolution procedures, First Transit shall perform the Services in accordance with the Change in Law.
4.	CHANGE IN CONDITION NOTICE
4.1 Each Party shall issue a Change in Condition Notice in accordance with the time periods specified in Section 7 (Changes), describing the proposed or actual Change in Condition in reasonable detail, including the date on which the Change in Condition will or has become effective.  In addition, each Change in Condition Notice shall also detail the anticipated impact of the Change in Condition on the performance of the Services, including a detailed description of any changes to this Agreement and any Annual Fee adjustment, that the notifying Party reasonably considers necessary to implement the Change in Condition.
4.2 The Parties shall then negotiate in good faith regarding the implications of the Change in Condition.
4.3 Notwithstanding the pendency of any negotiations or dispute resolution procedures, First Transit shall perform the Services in accordance with the Change in Condition.
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Exhibit 6
 Insurance
1.	FIRST TRANSIT LIABILITY INSURANCE
1.1 First Transit shall obtain and maintain general comprehensive liability coverage on an occurrence basis related to the services performed and operations under the Agreement (Sections 10.2 and 10.3).
1.2 The limits of liability of such insurance shall be not less than $10 million per occurrence annually and $20 million in the aggregate annually and shall be written by an insurance company or companies licensed to do business in California and Nevada.  LVX shall be an additional insured via endorsement on such insurance, and such insurance shall be at least as broad as that afforded to the first-named insured.
1.3 Such insurance shall be endorsed to notify LVX in the case of cancellation or any material change in the coverage stated above at least 30 days prior to any such change.
1.4 First Transit waives the subrogation clauses in its insurance coverage only to the extent that covered claims or damages are caused by First Transit's Excluded Conduct.
1.5 Subcontractors retained by First Transit must obtain and maintain the same insurance up to the same limit as that required of First Transit.  In the event a Subcontractor is unable to furnish insurance in the required limit, First Transit shall endorse the Subcontractor as an additional insured on First Transit's policy.
1.6 The general comprehensive insurance required to be maintained by First Transit shall be in effect for the entire Term of this Agreement.
1.7 First Transit shall furnish LVX with certificates of insurance evidencing compliance with the requirements set forth in this Exhibit 6 (Insurance) prior to the Effective Date and Services Commencement Date.
2.	LVX LIABILITY INSURANCE
2.1 LVX shall obtain and maintain railroad liability coverage on an occurrence basis related to its services performed and operations under this Agreement, including for contractual liability, third party bodily injury and property damage, punitive damages coverage and a punitive damages wrap policy for California claims, terrorism coverage, workers' compensation or Federal Employers Liability Act ("FELA") coverage, including any FELA coverage for First Transit.  (By this provision, the Parties do not intend to suggest that First Transit is subject to FELA and coverage is provided for out of an abundance of caution.)
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2.2 The limits of liability of such insurance shall be not less than $300,000,000 per occurrence annually and $600,000,000 in the aggregate annually; any self-insured retention shall be not more than $250,000 per occurrence annually or $500,000 annually in the aggregate.  First Transit shall be a named insured via endorsement on such insurance, and such insurance shall be at least as broad as that afforded to the first-named insured.
2.3 Such insurance shall be endorsed to notify First Transit in the case of cancellation or any material change in the coverage stated above, First Transit shall be notified at least 30 days prior to any such change.
2.4 LVX waives the subrogation clauses in its insurance coverage only to the extent that covered claims or damages are caused by LVX's Excluded Conduct.
2.5 The general comprehensive insurance required to be maintained by LVX shall be in effect for the entire Term of the Agreement.
2.6 The insurance required to be maintained by LVX shall be primary and will include separation of insureds (cross-liability) clause.
2.7 LVX shall furnish First Transit with certificates of insurance evidencing compliance with the requirements set forth in this Exhibit 6 (Insurance) prior to the Effective Date and Services Commencement Date.
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Exhibit 7
 Cost-plus Mobilization Fee
The Cost-plus Mobilization Fee will be (1) management/labor hours (on a schedule to be provided by First Transit), plus a fifteen (15) percent overhead factor and (2) materials and costs, plus a five (5) percent overhead factor.
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Exhibit 8
LVX On-Board Personnel, Equipment & Supplies
LVX will provide all personnel and materials necessary for all functions not provided by First Transit, including but not limited to personnel and materials for marketing, ticket sales, on-board food and beverage preparation and service, and customer hospitality and comfort.

LVX shall provide fuel.

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